Exhibit 10.15

Merisant Company 2 SARL

Avenue Jean-Jacques Rousseau 7

2000 Neuchâtel

Switzerland

July 1, 2017

Albert Manzone

Dorfstrasse 3

Ch-8802 Kilchberg

Albert:

I am writing to memorialize the amendment (“Amendment”) to your letter agreement dated January 25, 2016, with Merisant Company 2 SARL (the “Employer”) (the “Agreement”). Capitalized terms used but not defined herein, shall have the meaning set forth in the Agreement.

1.       The fourth bullet on page 3 of the Agreement is deleted in its entirety and replaced with the following text: “In the event of a termination by the Employer without “cause”, excluding death or disability, or by you for “good reason”, in any case at or during the first 12 months following a change of control of the Employer (a “COC Termination”), you shall be entitled to severance equal to two (2) times the sum of (A) your annual Base Salary plus (B) your target annual bonus, payable in a single lump sum. In addition, you will receive a pro rata annual bonus for the year of termination based on the greater of target or actual financial results (with any individual modifier reflecting target performance) for the year of termination. The target annual bonus will be paid to you in a lump sum at the same time as your severance is paid, with any additional amounts based on actual financial performance payable to you at the same time as such amounts are payable to other senior executives of the Employer. You will also continue to receive your pension, health insurance and other employee benefits for two (2) years after your termination, to the extent permitted by law. In addition, the treatment of your LTIP award shall be as set forth on Exhibit A, attached hereto.”

2.       The fifth bullet on page 3 of the Agreement is amended to insert the following after the first sentence. “The preceding sentence shall no longer apply if your employment is terminated on or after a change of control of the Employer.”

3.       The following text is added after the first bullet on page four of the Agreement: “Following a change of control of the Employer, “good reason” shall mean: (i) a change by the Employer of your principal place of employment (which shall initially be Neuchatel, Switzerland) more than fifty (50) miles from the Neuchatel, Switzerland metropolitan area, as applicable, without the consent of the Executive, (ii) any reduction by the Employer of your Base Salary or target annual bonus, or (iii) an adverse change in your title, duties, responsibilities or authority; provided, however, that you cannot terminate your employment for good reason unless you have given the Employer written notice of the occurrence of such event within ninety (90) days after such event occurs, the Employer has failed to remedy such reduction within thirty (30) days of receiving such notice, and you terminate employment within ninety (90) days after the end of the Employer’s cure period.

4.       The following text is added to the Agreement: “Notwithstanding anything in the Agreement or this Amendment to the contrary, upon any termination of employment, you shall promptly resign from any positions with the Employer and its subsidiaries and affiliates, whether as an officer, director, employee, or otherwise and shall promptly execute any documents reasonably required to effectuate the resignation. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agrees that any and all payments are conditioned upon and subject to your execution of a general waiver and release (for the avoidance of doubt, the restrictive covenants contained in the Agreement shall survive the termination of this Amendment and Agreement), in such form as may be prepared by the Employer, of all claims, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement. Notwithstanding anything to the contrary, all of such severance payments and benefits are conditioned on the your execution, delivery and nonrevocation of the general waiver and release of claims within 55 days following the termination of your employment (the “Release Condition”). Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied. Payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 409A ( as further set forth in item 5 below) provided that the Release Condition is satisfied.”

5.       The following text is added to the Agreement: “The Employer may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (a) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Employer of providing the applicable benefit or payment and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties. To the extent you would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Employer or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the. Employer), the payment or benefit will be paid or provided to you on the earlier of the first day following the six (6) month anniversary of your termination of employment or death. Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1 (b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any indemnification payment or expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.”

6.       The following text is added to the Agreement “If it shall be determined that any payment or benefit to or for your benefit of under this Agreement (including without limitation, any bonuses, sale bonuses, severance, or long term incentive compensation) or any other plan, program, agreement or arrangement of the Employer, or any of its affiliates would be subject to the excise tax, or loss of tax deduction, under Sections 280G and 4999 of the Code, to the extent such relief is available (for example, because no stock of the Employer and its affiliates is then readily tradeable on an established securities market or otherwise), the Employer shall use its reasonable best efforts to submit for stockholder approval any parachute payments, under procedures intended to comply with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, Q&A 7 (or such replacement or successor provision thereto) prior to a change of control, as defined in Section 280G of the Code. The Employer’s obligation to submit such parachute payments to stockholders shall be conditioned on your executing a waiver of such parachute payments so that the stockholders’ vote will determine whether such parachute payments are made. The materials submitted to stockholders and the your waiver shall be in such form as the Employer may prescribe.”

7.       The following text is added to the Agreement: You shall be eligible for a Transaction Bonus (as defined in Exhibit B attached hereto) and retention bonus, if applicable, as further set forth and subject to the terms on Exhibit B, attached hereto.

8.       The following text is added to the Agreement: “For purposes of the Agreement, references to a change of control of the Employer shall the first (and only the first) occurrence of the consummation of a transaction which involves (1) a sale to a Person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (or group of persons acting in concert) other than MacAndrews and Forbes Incorporated (“Incorporated”) or its subsidiaries or affiliates of 50% or more of the Flavors Holdings Inc.’s outstanding common stock or (2) a sale or other disposition of all or substantially all of the assets of Employer to a Person other than Incorporated or its affiliates. Notwithstanding the foregoing, in no event shall a Company Sale include (x) an initial underwritten public offering, (y) a sale pursuant to Section 363 of the Bankruptcy Code or (z) a mere reorganization or recapitalization. For the avoidance of doubt, a Company Sale shall not include any transaction pursuant to which immediately after such transaction Ronald O Perelman (“ROP”), or any entity majority owned or controlled by ROP or any of his affiliates or family members or any Permitted Transferees continues to own beneficially (whether directly or indirectly 50% or more of the voting power of Flavors Holdings Inc., “Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of ROP and (c) any other trust or other legal entity the primary beneficiary of which is such Person and/or such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants.”

9.       The following text is added to the Agreement: “The Employer will pay or reimburse you for the reasonable attorneys’ fees that you incur in connection with negotiating and documenting this Amendment and related documents, provided that you present reasonable itemization of such fees within 10 days after the date of this Amendment and such reimbursement will occur with 20 days after such date. Notwithstanding anything in the Agreement to the contrary, if the Employer and you become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Employer or you, each party shall be responsible for their own expenses (including attorneys’ fees) incurred in connection with such action, suit or proceeding.”

10.       The following text is added to the Agreement: “The Employer and you (each a “Party”) acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party. Notwithstanding anything in the Agreement to the contrary, you acknowledge and agree that any LTIP or related award agreement pursuant to an LTIP entered into between the Employer or an affiliate of the Employer and you shall be governed by and construed in accordance with their express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of laws and you hereby irrevocably submit to the exclusive jurisdiction of any court of the United States located in the State of Delaware or in a State Court in Delaware over any dispute between you and the Employer or any affiliates that arises out of or relates to the LTIP or related award agreement and each Party and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. For the avoidance of doubt, the validity, interpretations, construction and performance this Amendment and any Exhibits attached hereto (other than any LTIP or related award agreement pursuant to an LTIP) shall be governed by the laws of Switzerland without giving effect to conflict of laws principles.”

Once this Amendment is executed by both parties, the January 19, 2017 amendment to the Agreement shall be superseded and of no force and effect.

We appreciate the value you have brought to the company and look forward to continuing our mutually beneficial relationship.

Very truly yours,

By: /s/ Paul G. Savas

Please indicate your acceptance of this Amendment by signing in the space below and returning a signed original amendment to me.

Accepted:	/s/ Albert Manzone	Date:	July 1, 2017

Exhibit A

With respect to the LTIP Awards, it is acknowledged and agreed that you will be granted an LTIP award each year and the target amount payable with respect to such awards is 100% of your Base Salary and the maximum amount payable with respect to such award is 200% of your Base Salary. If both (i) performance achieved under the LTIP for a particular award exceeds target and (ii) the maximum amount payable set forth in such LTIP Agreement is less than 200% of your Base Salary, then notwithstanding any maximum amount set forth in the LTIP Agreement that is less than 200% of your Base Salary, the amount by which performance exceeds target shall be multiplied by a factor to ensure that your maximum LTIP award is 200% of your Base Salary.

For the avoidance of doubt, the target payment with respect to the LTIP for the three year period from 2016-2018 is CHF 500,000 in the aggregate with a maximum aggregate of CHF 1,000,000 and the target payment with respect to the LTIP for the three year period from 2017-2019 is CHF 500,000 in the aggregate with a maximum aggregate of CHF 1,000,000. For the avoidance of doubt, you shall not be entitled to any LTIP for any period prior to 2016-2018.

In the event of a COC Termination, your outstanding LTIP Awards that have been granted prior to the date of such termination whether issued by Employer or any affiliate thereof) will become fully vested (without any pro-ration) and you will receive an LTIP payout for each of your outstanding LTIP Awards (to the extent not yet paid) based on the greater of target or actual financial results. The target amount of your outstanding LTIP Awards will be paid to you in a lump sum at the same time as your severance is paid in the event of a COC Termination, subject to the Release Condition, with any additional amounts based on actual financial performance payable to you at the same time as such amounts are payable to other senior executives of the Employer or its affiliates.

The above is a summary of select provisions which will be incorporated into the LTIP Awards.

Exhibit B

Flavors Holdings Inc. (the “Company”) would like to reward your continued future service as an employee, officer or director of the Company, the Employer, or any subsidiary or affiliate thereof (collectively “Employee”), by granting you the right to earn a one-time bonus payable in connection with a future Company Sale. Specifically, if you continue to remain an Employee through the closing date of the Company Sale, the Employer or a subsidiary shall pay you a one-time cash bonus equal to the greater of (i) $ 1,750,000 or (ii) the Specified Amount (the “Transaction Bonus”) on or within five days following the closing date of such Company Sale. Notwithstanding the foregoing if a Company Sale is not consummated on or prior to June 30, 2019, then this Exhibit B letter agreement (the “Agreement”) shall terminate without any payment of the Transaction Bonus; provided that if Executive is an Employee on June 30, 2019, he shall be paid the final installment of the Retention Bonus. The determination of the value of the Transaction Proceeds shall be determined by the Board of Directors of the Company (the “Board”) in its sole discretion, which shall be final and binding absent manifest error. For the avoidance of doubt, you shall only be entitled to the Transaction Bonus on the first occurrence of a Company Sale and not on any subsequent Company Sale. If a Company Sale has not occurred by June 30, 2017, then you shall be paid a retention bonus of $1,500,000 payable in three annual installments of $500,000 on July 31, 2017, June 30, 2018 and June 30, 2019, in each case, subject to your continued service an Employee on such dates (collectively “Retention Bonus”). Solely with respect to the July 31, 2017 installment of the Retention Bonus, if prior to July 31, 2017 your employment is terminated by the Employer without “cause” or due to your disability, your employment is terminated by you for “good reason”, or you die, you (or your estate) will be paid such July 31, 2017 installment on the date it would otherwise have been paid if you had continued your service as an Employee on such date. The amount of the Retention Bonus paid, if any, shall reduce dollar for dollar the amount of the Transaction Bonus.

1.       No Employment/Relationship/Other Arrangements. You acknowledge that this Agreement is not intended to constitute a contract of employment and that your service as an Employee has no specific duration. You further acknowledge that either the Company, the Employer or you may end your service as an Employee any time, with or without reason, and with or without notice subject to applicable law. No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, severance or other benefit plan of the Company or the Employer. You acknowledge that the terms of this Agreement and the potential payment payable to you under the Agreement are strictly confidential and you agree that you shall not divulge any information whatsoever regarding this Agreement without the express written permission of the Company; provided, that, you shall be permitted to disclose such information (i) to your spouse and your financial, tax and legal advisors, or (ii) to the extent such information is publicly available. The terms of this Agreement, including all defined terms used herein, have no bearing on any other agreement or arrangement between the Company and the Employer and you or on the application of any other Employer or Company plan, program or policy.

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2.       Definitions. For purposes of this Agreement:

(a)       “Company Sale” means the first (and only the first) occurrence of the consummation of a transaction which involves (1) a sale to a Person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (or group of persons acting in concert) other than MacAndrews and Forbes Incorporated (“Incorporated”) or its affiliates of 50% or more of the Company’s outstanding common stock or (2) a sale or other disposition of all or substantially all of the assets of the Company to a person other than Incorporated or its affiliates. Notwithstanding the foregoing, in no event shall a Company Sale include (x) an initial underwritten public offering, (y) a sale pursuant to Section 363 of the Bankruptcy Code or (z) a mere reorganization or recapitalization. For the avoidance of doubt, a Company Sale shall not include any transaction pursuant to which immediately after such transaction Ronald O Perelman (“ROP”), or any entity majority owned or controlled by ROP or any of his affiliates or family members or any Permitted Transferees continues to own beneficially (whether directly or indirectly 50% or more of the voting power of the Company. “Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of ROP and (c) any other trust or other legal entity the primary beneficiary of which is such Person and/or such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants.

(b)       “Specified Amount” shall mean 1.50% of the Transaction Proceeds.

(c)       “Transaction Proceeds” shall mean in the case of a Company Sale, the total consideration paid to Incorporated for the common stock of the Company less (i) any indebtedness less any termination or redemption fees “or similar payments in connection with the repayment of such indebtedness and (ii) less any arms-length third party deal fees and transaction expenses and any sale bonuses.

3.       Taxes; Section 409A. The Company and the Employer may withhold all applicable federal, state, local and foreign taxes, in connection with any amounts payable to the you under this Agreement. It is the intention of the parties that this Agreement be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner intended to be exempt from or comply with Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

4.       Miscellaneous. The Board shall have the sole authority to determine any provision under this Agreement and the Board’s determination shall be conclusive and binding on all persons. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. This Agreement may not be changed except in writing signed by you and the Company. The terms and definitions under this Agreement will govern the terms and conditions of this Agreement in all respects, notwithstanding anything to the contrary contained in any other agreement between you and the Company, the employer or any of its affiliates or subsidiaries.

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